AXION POWER INTERNATIONAL, INC.
100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9

AXION SIGNS SETTLEMENT AGREEMENT

FOR IMMEDIATE RELEASE

DECEMBER 13, 2005 - WOODBRIDGE, ONTARIO - Axion Power International, Inc. (OTCBB: AXPW) announced today that it has signed a settlement agreement with William M. Noall, Chapter 11 Trustee for the Estate of Mega-C Power Corporation, and Sally A. Fonner, trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation.

The agreement, which is subject to the approval of the U.S. Bankruptcy Court for the District of Nevada and the confirmation of a plan of reorganization for Mega-C, generally provides that upon plan effectiveness:

•	All pending and potential disputes between the parties will be resolved;

•	Axion’s creditor’s claims will be reduced to a nominal value of $100;

•	The Chapter 11 estate will transfer its interests, if any, in the e3 Supercell technology to Axion;

•	The Trust will surrender 2,127,500 shares to Axion, including

•	up to 627,500 shares that will be used to pay trust expenses through the effective date of the plan;

•	at least 1,500,000 shares that will be returned to Axion for cancellation;

•	The Trust will sell up to 1,000,000 shares to pay allowed administrative, priority and unsecured claims in Mega-C’s Chapter 11 case; and

•	The Trust will use the remaining 4,700,000 shares to establish disputed claim reserves and provide distributions to Mega-C’s shareholders..

A motion seeking approval of the settlement agreement has been filed with the Bankruptcy Court and a hearing is scheduled for January 5, 2006. If the court approves the agreement, the parties intend to file a plan of reorganization for Mega-C on or before January 17, 2006. The parties intend to ask the bankruptcy court for a plan confirmation hearing in the first quarter of 2006.

After giving pro forma effect to the conversion rights of certain holders of Axion’s senior preferred stock (including accrued dividends), Axion had 18,047,092 common equivalent shares outstanding on December 1, 2005. In connection with the Agreement, 1,500,000 shares will be surrendered for cancellation. This represents an 8.3% decrease in the number of common equivalent shares outstanding and a corresponding increase in the percentage ownership of each common equivalent share.

Thomas Granville, Axion’s chief executive officer, said “This is a major event for Axion and all our stockholders. I look forward to leading Axion as we welcome Mega-C’s investors as Axion stockholders and concentrate on commercializing our e3 Supercell technology.

Axion will timely file a Current Report on Form 8-K with the Securities and Exchange Commission that provides a more complete discussion of the settlement agreement and includes a copy of the agreement as an exhibit.

About Axion Power International, Inc.

Axion is developing and intends to design, manufacture and sell advanced energy storage components and devices based on its proprietary e3 Supercell technology. Axion replaces the negative electrodes in lead-acid batteries with electrode assemblies made from microporous carbon that is bonded to a corrosion resistant current collector. The result is a battery-supercapacitor hybrid that uses 70% less lead than a lead-acid battery and offers a unique balance between energy storage and power delivery characteristics. Axion has been testing prototype e3 Supercell batteries since April 2004. The test protocol requires a full charge-discharge cycle every 7 hours to a 90% depth of discharge. During testing, the prototypes have withstood over 1,600 continuous cycles with less than a 10% loss in capacity. In comparison, advanced lead-acid batteries that are specifically designed for deep discharge applications can only survive 300 to 500 cycles under comparable conditions. Based on in-house testing and independent confirmation testing by development collaborators, Axion believes its proposed products will offer several key advantages over conventional lead-acid technology, including:

•	power output rates that are up to five times higher;

•	recharge rates that are up to ten times faster;

•	cycle lives that are up to five times longer; and

•	minimal required maintenance;

Axion’s proposed e3 Supercell products will be more expensive than advanced lead acid batteries, but Axion believes they will be significantly less expensive than other advanced battery technologies like nickel metal hydride and lithium ion. When combined purchase, maintenance and recycling costs are divided by cycle life to calculate total cost of ownership per storage cycle, Axion expects to be able to demonstrate savings of 65% to 90%.

Axion is preparing to begin production of e3 Supercell for demonstration projects with:

•	Distributors of wind and solar power generating equipment;

•	Manufacturers of uninterruptible power supplies; and

•	Manufacturers of DC power systems for communications networks.

Potential additional application classes include:

•	High performance energy storage systems for hybrid electric vehicles;

•	Energy storage systems for material handling and transportation equipment; and

•	Short-term storage of electricity generated by conventional utilities.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements include, without limitation, statements concerning the approval of the conditional settlement agreement by the Bankruptcy Court, the resulting effects of such approval on our future business prospects and our ability to successfully complete the commercialization of the e3 technology.. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, risks that the conditional settlement agreement is not approved by the Bankruptcy Court or approved with amendments that do not favor us, the risk that the agreement does not produce the results we anticipate, and all of the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, as well as other risks and uncertainties affecting the Company, included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

For further information, contact:

Nazia Khan, Corporate Communications
Axion Power International 905-264-1991
nkhan@axionpower.com